EXHIBIT 10.25

SALES AGENCY AGREEMENT

THIS SALES AGENCY AGREEMENT (this “Agreement”) is made this 1st day of August 2018, by and between StelKast, Inc., a Pennsylvania corporation (“StelKast”), and CPM Medical Consultants, LLC, an independent sales representative with its principal office located at 1565 N. Central Expy., Suite 200, Richardson, TX 75080, (“Agent”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows with the intent to be legally bound:

ARTICLE I.
DEFINITIONS

When used throughout this Agreement, the following words shall have the meaning herein defined.

Section 1.1.Laws. The term “Laws” shall mean every law, rule, regulation, policy, code, ordinance, interpretive rule and instruction, restriction, order, writ, injunction or decree of any court, administrative agency or governmental or regulatory body.

Section 1.2.Product. The term “Product” or “Products” shall mean StelKast hip and knee implants identified on Exhibit A which are not separately reimbursed by any federal health care program. Exhibit A may be unilaterally updated from time to time by StelKast.

Section 1.3.Specified Area. The term “Specified Area” shall mean the accounts set forth on Exhibit B as long as Agent maintains sales at those accounts. Additional accounts may be added as mutually agreed on in writing by StelKast and Agent. For the avoidance of doubt, the designation of the Specified Area is not intended nor shall it be construed to grant Agent exclusive rights to the Specified Area.

Section 1.4.Medical Device Excise Tax. The term “Medical Device Excise Tax” shall mean the taxes imposed upon the sale of medical devices as defined under Internal Revenue Code Section 4191, which was enacted by the Health Care and Education Reconciliation Act of 2010.

Section 1.5.Net Sales Price. The term “Net Sales Price” shall mean the total price invoiced and paid by the hospital account less the amount of any rebate, fee, applicable Medical Device Excise Tax, or other amount due from StelKast in respect of such sale (including, without limitation, the amount of any rebate payable in connection therewith or any fee or other expense payable to the hospital account or a purchasing organization acting on behalf of such hospital account in connection therewith).

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ARTICLE II.
NATURE OF ENGAGEMENT

Section 2.1.Appointment. StelKast hereby appoints Agent as an independent sales representative in the Specified Area to solicit orders in accordance with the terms of this Agreement. Orders may be solicited only from licensed health care facilities or group purchasing organizations for such facilities.

Section 2.2.Quotations. All quotations made by Agent shall be on StelKast’s terms and conditions. All prices, terms and conditions shall be subject to revision by StelKast until the time of acceptance of the order. All quotations of Agent shall contain a statement to that effect.

Section 2.3.Customer Development. Agent shall: (i) use its best efforts to solicit orders for Products; and (ii) provide coverage of accounts on a regular basis, consistent with good business practices and in accordance with all applicable Laws.

Section 2.4.Agent’s Additional Duties.

(a)Agent’s duties shall also include, but will not be limited to, the following: (i) to verify customer complaints within the Specified Area and to offer competent solutions; (ii) to assist StelKast in the collection of accounts within the Specified Area, including invoicing customers; (iii) to advise StelKast of any request of a potential customer within the Specified Area for information relating to any of StelKast’s products or services, giving full details concerning the requirements of the potential customer; (iv) to provide administrative assistance to StelKast when required; and (v) to inform StelKast of any malfunction or failure of any Product of which Agent becomes aware.

(b)Agent will be solely responsible for all travel and other expenses incurred by Agent in carrying out its obligations under this Agreement.

Section 2.5.Representations. Agent shall make no representations, claims, or warranties with respect to the Products, either orally or in writing, unless such representations, claims or warranties have been previously approved by StelKast in writing. StelKast will not be bound in any manner whatsoever should Agent make such representations, claims, or warranties in violation of this Agreement.

Section 2.6.Authority. Agent shall not have the right or power to enter into any contract on StelKast’s behalf, nor to bind StelKast in any respect.

Section 2.7.Independent Contractor. Agent is and shall remain at all times an independent contractor. No provision of this Agreement is intended to create or shall create any other relationship, such as employment, joint venture, partnership, or agency, between StelKast and Agent. Agent shall pay all the expenses incurred in connection with this Agreement and shall be solely responsible for the acts of its employees, subagents, representatives, agents, consultants, and contractors. Agent acknowledges that it is responsible for the payment of all taxes with regard to the receipt of the compensation payable under Article IV hereof. Agent shall have sole responsibility for withholding any sums for income tax, unemployment insurance, social security or any other withholding required by applicable law or governmental requirement for its employees, subagents, representatives, agents, consultants, and contractors, as required by law. Agent shall indemnify and hold StelKast and its shareholders, directors, and officers and their respective affiliates harmless from and against any employment related claim, whether for wages, benefits, unemployment, workers’ compensation or tax liability. No person hired by Agent to provide any services in connection with this Agreement shall for any purpose at any time be deemed to be an employee or contractor of StelKast, and StelKast shall have no obligation to any such individual for wages, benefits, workers’ compensation, disability, unemployment, or any withholding or other taxes.

ARTICLE III.
STELKAST’S RIGHTS

Section 3.1.Acceptance. All orders taken by Agent shall be subject to StelKast’s written acceptance, and all quotations of Agent shall contain a statement to that effect. StelKast shall have the absolute right to accept or reject any order or any part thereof.

Section 3.2.Conditions of Sale. StelKast shall, in its sole discretion, determine the conditions of sale and whether or not credit terms shall be extended, and all quotations of Agent shall contain a statement to that effect.

Section 3.3.Modifications of Scope. At any time, StelKast may, in its absolute discretion, withdraw any Product or any part of the Specified Area from the scope of this Agreement by giving written notice to Agent.

ARTICLE IV.
COMPENSATION

Section 4.1.Compensation and Commissions. Agent will be compensated and paid a commission on the sale of Products in accordance with Exhibit C.

ARTICLE V.
METHOD OF PERFORMANCE

Section 5.1.Dealings with Governments. Throughout the term of this Agreement, Agent shall, and shall ensure that its employees, subagents, representatives, agents, consultants, contractors and affiliates will, neither make nor promise to make any gift or payment of money or anything of value either directly or indirectly to any officer or employee of any government or any department or agency thereof, or to any political party or candidate for political office for the purpose of inducing such official, employee, party or candidate to misuse his or her position or to influence any act or decision of any government in order to obtain, retain or direct business to StelKast or any subsidiary or affiliate thereof.

Section 5.2.Compliance with Legal and StelKast Requirements.

(a)Throughout the term of this Agreement, Agent shall, and shall ensure that its employees, subagents, representatives, agents, consultants, contractors and affiliates will, comply with (i) all applicable Laws, including, without limitation compliance with the federal Medicare and Medicaid statutes, the federal Anti-Kickback Statute, the federal False Claims Act, the federal Self-Referral Statute, and the regulations promulgated pursuant to such statutes and related state or local statutes or regulations; and (ii) all policies, procedures and programs of StelKast as may be adopted and/or amended from time to time, including, but not limited to, compliance programs that are communicated to Agent.

(b)Throughout the term of this Agreement, Agent shall, and shall ensure that its employees, subagents, representatives, agents, consultants, contractors and affiliates will, (i) not offer, pay, solicit, or receive any gift or payment of money or anything of value either directly or indirectly to or from any individual or entity in order to improperly induce referrals of items or services reimbursable under any Federal health care program, (ii) not recommend Products for non-approved uses, and (iii) not relay inaccurate or misleading information regarding Medicare, Medicaid or other third party payor coverage, coding or billing of Products or procedures using Products.

(c)Throughout the term of this Agreement, Agent hereby represents and warrants to StelKast that no physician or a physician’s immediate family member will provide services under this Agreement.

(d)Throughout the term of this Agreement, Agent shall ensure that all of its employees, representatives, agents and subcontractors ("Representatives") are properly trained in basic sterile technique in the operating room, and Agent hereby represents and warrants to StelKast that Agent and its Representatives are in compliance with the foregoing as of the date hereof. In addition, Agent acknowledges and agrees that it and its Representatives are required to undergo training regarding, and be proficient in and knowledgeable about, all StelKast implant system surgical techniques, product specifications, warnings, precautions, and instructions provided by or on behalf of StelKast (collectively, "StelKast Product Training"). StelKast Product Training will be provided by StelKast to Agent and/or its Representatives upon the reasonable request of Agent either (i) at StelKast's offices or (ii) remotely via a self-administered training program, in either case as mutually agreed by StelKast and Agent. Agent shall, and shall cause its Representatives to, execute and deliver to StelKast, upon request, a written certification in a form provided by StelKast certifying as to the completion by each of them of the StelKast Product Training. In addition to StelKast Product Training, Agent shall, and shall cause its Representatives to, accurately and timely complete all vendor credentialing requirements of any hospital system or other account from which Agent solicits orders pursuant to this Agreement, and shall, and shall cause its Representatives to, execute and deliver to StelKast, upon request, a written certification in a form provided by StelKast certifying as to the satisfaction of such vendor credentialing requirement.

Section 5.3.Inventory Policies

(a)From time to time during the Term of this Agreement, StelKast may provide Products, samples and/or instruments (collectively, "Inventory") to Agent to be held by Agent, as bailee, pursuant to the terms of this Agreement. From and after delivery of Inventory to Agent, Agent is responsible for all loss of or damage to the Inventory. Without limiting the generality of the foregoing, Agent shall provide a safe and secure environment for the storage of the Inventory.

(b)Agent shall, at Agent's sole expense, conduct a semiannual count of the Inventory (or more frequently if requested by StelKast) and shall deliver the results of the same to StelKast. In addition, Agent shall grant StelKast or its Representatives access to the Inventory at any time upon reasonable prior notice. If, at any time, it is discovered that any Inventory bailed to Agent is damaged or missing, Agent shall immediately pay to StelKast the list price for the damaged or missing Inventory then in effect. Failure to do so shall constitute grounds for the immediate termination by StelKast of this Agreement pursuant to Section 7.2.

(c)Promptly upon StelKast's request for any reason, Agent shall return the Inventory to StelKast. Agent shall be responsible for the cost of delivering such Inventory to StelKast, and Agent shall retain the risk of loss or damage to the Inventory until the same has been delivered to StelKast. Agent acknowledges that Products are regulated by the Food and Drug Administration and that there may be times when it is imperative that materials be pulled from the shelves and returned to StelKast. Failure to comply with any request to return materials shall constitute grounds for the immediate termination by StelKast of this Agreement pursuant to Section 7.2.

(d)In addition to the rights set forth on Exhibit C, StelKast reserves the right to offset against commissions or other money payable to Agent any amounts that Agent owes to StelKast under the provisions of this Section5.3.

Section 5.4.Other StelKast Policies

Agent shall comply with such other written policies of StelKast as are in effect from time to time, including, without limitation, the Loaner Instrument and Implant Policy and the Shipping Policy set forth on Exhibit D.

ARTICLE VI.
INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

Section 6.1.Use of Intellectual Property. Agent may not use StelKast’s trademarks, service marks, trade names, copyrights, or patents (“Intellectual Property”) in any manner, except as authorized by StelKast. Any and all use of StelKast’s Intellectual Property by Agent shall inure to and be for the benefit of StelKast. Agent shall discontinue any and all use of StelKast’s Intellectual Property upon termination of this Agreement for any reason.

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Section 6.2.Proprietary Information. All data, literature and information in any form, not in the public domain, that is transferred by either party to the other shall be considered proprietary information (“Proprietary Information”) during and following the term of this Agreement, whether or not it is expressly marked proprietary, and shall not be revealed or transferred by the recipient to any other person, third party, company or otherwise without the prior written authorization of the disclosing party, nor shall either party be considered to have relinquished any of such party’s rights in the Proprietary Information at any time by a transfer within the scope of this Agreement.

Upon request of either party or upon expiration or termination of this Agreement, whichever occurs first, each party will submit to the requesting party all whole and partial copies of all Proprietary Information disclosed, obtained, generated or otherwise supplied to such party by the other party under and within the scope of this Agreement. Any information, including, but not limited to, reports, data or other such similar items, supplied by one party to the other party within the scope of this Agreement will be for the exclusive use of the other to carry out the purposes of this Agreement and for no other purpose. Each party agrees not to use any of the Proprietary Information supplied by the other party to manufacture products, machines, or parts or to have such products, machines or parts manufactured by others for any other purpose whatsoever other than acting as Agent hereunder or a manufacturer, developer or seller of the Products.

ARTICLE VII.
DURATION, TERMINATION, AND RENEWAL

Section 7.1.Effective Date. This Agreement shall become effective when signed by both parties, and shall continue in effect until terminated in accordance with this Agreement.

Section 7.2.Termination with Notice. StelKast or Agent may terminate this Agreement at any time without cause and without payment of any kind upon 30 days written notice to the other party; provided, however, that StelKast may terminate this Agreement pursuant to Section 5.3 immediately upon the giving of written notice thereof.

Section 7.3.Termination without Notice. This Agreement shall terminate immediately, without notice or payment of any kind:

(a)upon the institution by or against Agent of proceedings in bankruptcy or any other procedure for the settlement of debts;

(b)upon Agent’s making an assignment for the benefit of creditors;

(c)upon Agent’s dissolution;

(d)upon Agent becoming the subject of an investigation by the Centers for Medicare or Medicaid Services, the Office of Inspector General, or other federal or state regulatory agency;

(e)Agent’s suspension or exclusion from participation in the Medicare and/or Medicaid programs or debarment by any federal agency;

(f)upon the felony conviction of Agent or its Representatives;

(g)if Agent engages in:  (i) sales and other activities in violation of applicable Laws, (ii) misrepresentation, misbranding or adulteration of any of StelKast’s products, (iii) violation of any of StelKast’s policies communicated to Agent, (iv) any action or statement which is or could be detrimental to the reputation or goodwill of StelKast, (v) requesting or requiring that customers remit payment for Products directly to Agent, or (vi) selling Products to parties who use, resell or distribute such Products outside of the United States; or

(h)in the event of a breach of Article VI of this Agreement.

ARTICLE VIII.
MISCELLANEOUS PROVISIONS

Section 8.1.Limitation of Liability. StelKast will under no circumstance be liable to Agent or any third parties for any special, indirect, or consequential damages, including, but not limited to, loss of profits or loss of business opportunities even if StelKast is advised of the possibilities of such damages.

Section 8.2.Assignment. This Agreement may not be assigned by Agent in whole or in part, without the prior written consent of StelKast.

Section 8.3.Pricing and Intellectual Property Issues. The prices paid by each user of Products are determined by contract between StelKast and the end user. Agent has no authority to change this pricing or to disclose the pricing offered to other users. In addition, Agent has no authority to use the StelKast name beyond that expressly granted to Agent in this Agreement. This means, among other things, that StelKast branded instruments may only be used in connection with procedures involving StelKast branded implants. Failure to adhere to these contractual requirements could have material and adverse effects on StelKast, its Intellectual Property, Proprietary Information, and its relationships with its customers and will thus be treated by StelKast as a material breach of this Agreement.

Section 8.4.Indemnification.

(a)Agent shall indemnify, defend, save, and hold harmless StelKast and its officers, directors, shareholder, employees, agents, successors and permitted assigns (collectively, the “Indemnitees”), from and against any and all claims, losses, liabilities, costs, expenses, obligations, damages and attorneys’ fees (whether threatened or actually brought against or incurred by any Indemnitee) (the "Losses"), including, without limitation, any Losses that arise out of, result from, or relate to (i) any false representation or breach of warranty made by Agent under this Agreement, (ii) any non-compliance with or breach of any covenant, commitment or obligation by Agent under this Agreement, and/or (iii) any acts or omissions by Agent, its employees, subagents, representatives, agents, consultants, or contractors in the distribution, solicitation, or support of Products. Each of the indemnification obligations set forth in this Section shall survive the termination or expiration of this Agreement for any reason.

(b)StelKast shall indemnify, defend, save and hold harmless Agent from and against any and all losses, liabilities, costs, expenses, obligations, damages and attorneys’ fees actually incurred by Agent in connection with a third party claim against Agent seeking damages due to (i) the defective design and/or manufacture of Products or (ii) the infringement by any Product of a duly issued United States Patent.

Section 8.5.Waiver. The failure of either party to enforce at any time any of the provisions, rights, or options of this Agreement shall in no way be considered to be a waiver of such provision, right, or option or in any way to affect the validity of this Agreement nor shall any waiver of any simple breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

Section 8.6.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

[signatures on following page]

EXHIBIT 10.25

IN WITNESS WHEREOF, the parties hereto have set their hands.

STELKAST, INC.

By:
Name:  Jason Samler
Title: Contract Manager
Date: 9/18/2018 12:01:21 PM PDT

[Agent]

By:
Name:  Houston Jimenez
Title:  Director of Sales
Date: 9/18/2018 11:59:49 AM PDT

EXHIBIT A - PRODUCTS

PRIMARY TOTAL HIP SYSTEM LISTING

PRODUCT DESCRIPTION	CATALOG NUMBER
Protract Plasma Standard Stem Protract Plasma Lateralized Stem	SC2659 SC2660
Protract HA Standard Stem Protract HA Lateralized Stem	SC2661 SC2662
Progeny Standard Stem Progeny Lateralized Stem	SC2069 SC2076
Progeny Distal Centralizer	SC2077
Provident Standard Stem Provident Lateralized Stem	SC2647 SC2658
ProClass Standard Stem ProClass Lateralized Stem	SC2656 SC2657
DTW Stem	SC1439
36mm CoCr Femoral Head 32mm CoCr Femoral Head 28mm CoCr Femoral Head 22mm CoCr Femoral Head	SC3261 / SC3346 SC2271 / SC2272 SC1151 / SC1152 SC1444
36mm Ceramic Femoral Head (BIOLOX delta) 32mm Ceramic Femoral Head (BIOLOX delta) 28mm Ceramic Femoral Head (BIOLOX delta)	SC3295 SC3348 SC3347
Provident Plasma Spray Shell	SC1217 / SC3546
Cross-Over Acetabular Shell	SC3458

Hooded 36mm EXp Acet. Shell Liner

Non-Hooded 36mm EXp Acet. Shell Liner

Hooded 36mm Cross-Over EXp Acet. Shell Liner

Non-Hooded 36mm Cross-Over EXp Acet. Shell Liner

Hooded 32mm EXp Acet. Shell Liner

Non-Hooded 32mm EXp Acet. Shell Liner

Hooded 28mm EXp Acet. Shell Liner

Non-Hooded 28mm EXp Acet. Shell Liner

SC3349 SC3260 SC3474 SC3459 SC3345 SC3344 SC3343 SC3342
Hooded 32mm ProAr Acet. Shell Liner Non-Hooded 32mm ProAr Acet. Shell Liner Hooded 28mm ProAr Acet. Shell Liner Non-Hooded 28mm ProAr Acet. Shell Liner	SC2398 SC2397 SC2543 SC2542
Hooded 28mm Acet. Shell Liner Non-Hooded 28mm Acet. Shell Liner Hooded 22mm Acet. Shell Liner	SC1175 SC1163 SC1411
6.5mm Cancellous Bone Screw	SC1156 / SC2677
Unipolar Head	SC1401
Argomedical Bipolar Head	SC1866

EXHIBIT A (cont.)

PRIMARY TOTAL KNEE SYSTEM LISTING

PRODUCT DESCRIPTION	CATALOG NUMBER
Proven Gen-Flex PS Cemented Femur — Left Proven Gen-Flex PS Cemented Femur — Right	SC2953 SC2954
Proven Knee — PS Tibial Insert	SC1586
Proven Knee — PS Tibial Insert, Vitamin E X-Linked (EXp)	SC3425
Proven Knee — CR Cemented Femur — Left Proven Knee — CR Cemented Femur — Right	SC2038 SC2039
Proven Knee — Porous CR Femur — Left Proven Knee — Porous CR Femur — Right	SC2113 SC2114
Proven Knee — CR Tibial Insert — HF (Hi Flexion)	SC2829
Proven Knee — CR Tibial Insert — HF, Vitamin E X-Linked (EXp)	SC3453
GENFlex2 Knee — PS Cemented Femur — Left GENFlex2 Knee — PS Cemented Femur — Right	SC3749 SC3750
GENFlex2 Knee — PS Tibial Insert	SC3753
GENFlex2 Knee — PS Tibial Insert, Vitamin E X-Linked (E)(p)	SC3802
GENFlex2 Knee — CR Cemented Femur — Left GENFlex2 Knee — CR Cemented Femur — Right	SC3751 SC3752
GENFlex2 Knee — Porous CR Femur — Left GENFlex2 Knee — Porous CR Femur — Right	SC3857 SC3858
GENFlex2 Knee — CR Tibial Insert — HF (Hi Flexion)	SC3754
GENFlex2 Knee — CR Tibial Insert — HF, Vitamin E X-Linked (EXp)	SC3803
GENFlex2 Knee — CR Tibial Insert — UC (Ultra-Congruent)	SC3915
GENFlex2 Knee — CR Tibial Insert — UC, Vitamin E X-Linked (EXp)	SC3916
Proven Knee — Cemented Tibial Tray	SC1584
Proven Knee — 3-Peg Poly Patella	SC1591
Proven Knee — 1-Peg Poly Patella	SC1592
Proven Knee — 3-Peg Poly Patella, Vitamin E X-Linked (EXp)	SC3454
Proven Knee — 1-Peg Poly Patella, Vitamin E X-Linked (EXp)	SC3426
Unicondylar Femur — LM/RL Unicondylar Femur — RM/LL	SC2461 SC2462
Unicondylar Tibial — Inlay	SC2380 / SC3405

EXHIBIT A (cont.)

REVISION KNEE SYSTEM LISTING

PRODUCT DESCRIPTION	CATALOG NUMBER
Proven — Constrained/Revision Femur, Left Proven — Constrained/Revision Femur, Right	SC2957 SC2958
Proven — Constrained/Revision Valgus Bushing	SC2193
Femoral Augment — Distal Femoral Augment — Posterior	SC2316 SC2317
Proven — Femoral & Tibial Stem Femoral & Tibial Stem - Cemented	SC2196 SC3029
Proven — Revision Tibial Tray	SC2241
Proven — Revision Tibial Bushing	SC2240
Proven — % Tibial Block (w/screws)	SC2287
Proven — Constrained/Revision Insert	SC2265
Proven — Modular Tibial Tray	SC2291
Proven — % Tibial Block (w/o screws)	SC2295

DISPOSABLE COMPONENT PRICE LIST

PRODUCT DESCRIPTION	CATALOG NUMBER
1/8" DRILL BIT 3" LONG	SC1661
1/8" DRILL BIT 4" LONG	SC1662
1/8" QUICK CONNECT DRILL BIT	SC1953
FIXATION PIN-1/8" X 3",CUP PT.,HEADLESS	SC1841-1
FIXATION PIN-1/8" X 3",CUP PT.,HEADED	SC1841-2
FIXATION PIN-1/8" X 1.75",CUP PT.,HEADED	SC1841-3
FIXATION PIN-1/8" X 1",CUP PT.,HEADED	SC1841-4
FIXATION PIN-1/8" X 2",CUP PT.,HEADED	SC1841-5
FIXATION PIN-1/8" X 3",NAIL PT.,HEADLESS	SC2110-1
FIXATION PIN-1/8"X 2.5"	SC2110-2
FIXATION PIN-1/8" X 3",NAIL PT.,HEADED	SC2115-1
FIXATION PIN-1/8" X 2.5",NAIL PT.,HEADED	SC2115-2
FIXATION PIN-1/8" X 2",NAIL PT.,HEADED	SC2115-3
FIXATION PIN-1/8" X 1.75",NAIL PT,HEADED	SC2115-4
FIXATION PIN-1/8" X 1",NAIL PT.,HEADED	SC2115-5
FIXATION PIN-1/8" X 4", NAIL PT, HEADED	SC2115-6
THREADED BONE PIN w/COLLAR, 55MM	SC3520-55
THREADED BONE PIN, 65MM	SC3520-65
THREADED BONE PIN, 85MM	SC3520-85
DRILL BIT W/COLLAR, INNOMED PIN DRIVER	SC3693-01
DRILL BIT W/O COLLAR, INNOMED PIN DRIVER	SC3693-02

EXHIBIT B

SPECIFIED AREA

Crescent Medical Center — Lancaster, TX Hunt Regional Medical Center — Greenville, TX	Jack Thomas, M.D. Jack Thomas, M.D.

Dallas Medical Center — Dallas, TX	Terry D. Madsen, M.D. Jack Thomas, M.D.

Methodist Charlton Medical Center — Dallas, TX	Clinton S. Bell, M.D. Jesus Rey II, M.D. Joseph M. Tejan, M.D. John Tenny, M.D.

North Texas Surgery Center — Dallas, TX	Clinton S. Bell, M.D. Jesus Rey II, M.D.

Pine Creek Medical Center — Dallas, TX	Clinton S. Bell, M.D. Jesus Rey II, M.D. John Tenny, M.D.

Baylor Medical Center of Plano — Plano, TX Methodist McKinney Medical Center — McKinney, TX McKinney Medical Center — McKinney, TX	Charles E. Toulsen, M.D. Charles E. Toulsen, M.D. Charles E. Toulsen, M.D.

Del Sol Medical Center — El Paso, TX

The Hospitals of Providence — East Campus — El Paso, TX

El Paso Specialty Hospital — El Paso, TX

Mountain West Surgery Center — El Paso, TX

The Hospitals of Providence Memorial — El Paso, TX

Keith R. Johnson, M.D. Keith R. Johnson, M.D. Keith R. Johnson, M.D. Keith R. Johnson, M.D.

Southwest General Hospital - San Antonio, TX	Elliot Clemence, M.D.

EXHIBIT C

TERMS OF COMPENSATION AND COMMISSION RATES

1.TERMS OF COMPENSATION

Agent will be compensated in accordance with Section 2 of this Exhibit C for all orders for Products in the Specified Area that were (i) obtained by Agent and (ii) accepted by StelKast in accordance with the terms of this Agreement. Unless otherwise required earlier pursuant to an unwaivable provision of applicable law, commission checks shall be printed and mailed on the first business day of the month following the end of the month after the month in which the invoice(s) applying to a particular sale were issued. If an invoice in respect of which a commission has been paid to Agent hereunder is not paid within ninety (90) days of its issuance, StelKast shall have the right to offset against future commissions payable to Agent up to 50% of such future commissions until the amount of the commission previously paid in respect of such unpaid invoice is recouped by StelKast. If the average days outstanding for receivables in the Specified Area exceed seventy-five (75) days, StelKast shall thereafter have the right to change the payment terms set forth in Section 1 of this Exhibit C.

2.COMMISSION RATES

Primary Total Hip & Knee Sales:

Agent shall be paid a commission on the Net Sales Price of components of the Products ("Product Components") minus the Agent Cost for Product Components as defined below:

Agent Cost for StelKast Product Components:

Any Stem	1,500	Cemented Femur	900
Metal Head	250	Primary Tray	900
Any Shell	700	Standard Insert	300
Any Liner	350	Patella	300
Primary Hip	2,800	Primary Knee	2,400

		Uni Femur	1200
		Uni Insert	400
		Unicondylar	1,600
Options:
Ceramic Head	475	Modular Tray	1,250
BiPolar Head	435	Tib/Fem Stem	750
		EXp Insert	450

Revision Knee Sales:	20% commission on Net Sales Price to the Hospital less the Medical Device Excise Tax.
Maximum Revision discount of 30% off list.

Commission rates above are based on a minimum volume of 12 total joints per month and a utilization of consigned assets of 3 turns per set per month. The volume and utilization will be evaluated six (6) months after the start of business and quarterly thereafter. Commission rates may be adjusted based on asset utilization and written agreement between Agent and StelKast.

EXHIBIT D

LOANER INSTRUMENT AND IMPLANT POLICY

1.	All instrument/implant loaner requests must be made through the Business Development Manager and/or Customer Service with a minimum of twenty-four (24) hours' notice prior to shipment.

2.Agent is responsible for inbound freight cost.

3.StelKast will supply return labels with each loaner shipment.

4.	Loaner systems need to be return shipped to StelKast within two (2) business days following surgery. All instruments should be in the original configuration as received.
5.	Agent will incur an additional fee of $25 per day, per instrument tray not return shipped within two (2) business days following surgery.
6.	Agent will incur an additional fee of $50 per day, for missing implant inventory not return shipped within two (2) business days following surgery.
7.	If the items are needed for any additional time, this request must be made through the Business Development Manager and/or Customer Service.

SHIPPING POLICY

1.	New implant bank and instrument set requests require a forty-eight (48) hour notice to Customer Service prior to shipping.

2.New implant banks and instrument sets will ship via two (2) day shipping.

3.	Agent will be responsible for any incremental fees associated with expedited delivery for new implant banks and instrument sets.

4.Agent will be responsible for the shipping cost of inventory replenishments.